Exhibit 3.76
As Amended, As of March 22, 2007
AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP
OF
KLIF BROADCASTING LIMITED PARTNERSHIP
      THIS AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF KLIF BROADCASTING LIMITED PARTNERSHIP is entered into as of the _____ day of March, 2007 (this “Agreement”) by and between KLIF RADIO, INC., a Texas corporation, as General Partner and KLIF Broadcasting, Inc. as Limited Partner.
WITNESSETH:
     WHEREAS, KLIF Radio, Inc. and KLIF Broadcasting, Inc. previously executed an Agreement of Limited Partnership, dated December 26, 1997 (the “Prior LP Agreement”);
     WHEREAS, KLIF Radio, Inc. and KLIF Broadcasting, Inc. wish to amend and restate the Prior LP Agreement and to enter into this Agreement to govern the business of KLIF Broadcasting Limited Partnership;
     WHEREAS, KLIF Radio, Inc. and KLIF Broadcasting, Inc. desire KLIF Broadcasting Limited Partnership to be governed by, and operated pursuant to, the terms and provisions hereinafter set forth and the Texas Revised Limited Partnership Act;
     NOW, THEREFORE, in consideration of the mutual covenants herein contained, KLIF Radio, Inc. and KLIF Broadcasting, Inc. hereby agree as follows:
SECTION 1
Formation of Limited Partnership
     The Partnership was formed as a limited partnership under the laws of the State of Texas by the execution of a certificate of formation (the “Certificate of Formation”) and its filing with the Office of the Secretary of State of Texas.
SECTION 2
Name, Character, Place of-Business and Term of Partnership, Partners
1. The business of the partnership shall be conducted under the firm name of “KLIF Broadcasting Limited Partnership”.
2. The Partnership has been organized for the purpose of carrying out any lawful act or activity for which a limited partnership may be organized under the Texas Revised Limited Partnership Act and the performance of all things necessary or incidental to or connected with or growing out of such activities in accordance with the terms and conditions of this Agreement.
3. The principal place of business of the partnership shall be at 140 East Market Street, York, Pennsylvania.

4. The partnership commenced on the 27th day of December, 1996, and shall continue for 50 years until December 26, 2047.
5. The name and business address of each Partner is set forth on Exhibit A attached hereto.
SECTION 3
Capital Contributions
1. The General Partner and the Limited Partner have made the initial capital contribution as shown opposite their names on Exhibit A.
2. Each Partner, general or limited, may make additional contributions to the capital of the partnership in such amount as may from time to time be agreed upon by the general partners.
3. Each Partner, general or limited, may make such withdrawals from his capital account as may from time to time be agreed upon by the general partner.
4. An individual capital account shall be maintained for each Partner, to which shall be credited or debited his contributions or withdrawals, as the case may be.
SECTION 4
Duties, Powers, and Salaries of Partners
1. The general partner shall manage and conduct the partnership business. The general partner shall devote its best efforts to the conduct of the partnership business. Checks shall be drawn on the partnership bank account or bank accounts and shall be signed by the general partner.
2. The limited partner shall not take part in the management of the business or transact any business for the partnership, and they shall have no power to sign for or to bind the partnership. No salary shall be paid to any limited partner.

3. Proper and complete books of account of the business of the partnership shall be kept by or under the supervision of the general partner at the principal-place of business of the partnership and shall be open to inspection by any of the partners, general or limited, or by their accredited representatives, at any reasonable time during business hours.
SECTION 5
Profits and Losses
1. The fiscal year of the partnership shall be the calendar year. The net profit or net loss of the partnership shall be determined in accordance with approved and accepted accounting practice as soon as possible after the close of each fiscal year.
2. The profits, losses and distribution shall be allocated to the General Partner and Limited Partner in the proportions as the partner s ownership interest which is as follows:

KLIF Radio, Inc.	1%

KLIF Broadcasting, Inc.	99%
3. The net loss incurred by the partnership during any fiscal year shall be debited as of the close thereof to the capital accounts of the partners in the same proportions to which the partners are respectively entitled to share profits pursuant to Paragraph 2 of this Section.
4. No limited partner shall be personally liable for any of the debts of the partnership or any of its losses beyond the amount originally contributed by it to the capital of the partnership, anything to the contrary herein notwithstanding.
SECTION 6
Termination of Partnership; Changes in Membership
1. The general partner may withdraw from the partnership by giving at least ninety (90) days notice in writing to all of the partners.

2. Withdrawal of a general partner shall work an immediate dissolution of the partnership.
3. In the event of the dissolution of the partnership by withdrawal of a general partner, a proper accounting shall be made of the capital and withdrawal accounts of each partner and of the net profit or net loss of the partnership from the date of the last previous accounting to the date of dissolution.
4. Upon the dissolution of the partnership business, by agreement of the partners or for any other reason, its liabilities and obligations to creditors shall be paid, and its assets, or the proceeds of their sale, shall then be distributed in the following order:
(a) To the limited partner in proportion to its share of the profits;
(b) To the limited partner in proportion to its capital contributions;
(c) To the general partner in proportion to its share of the profits;
(d) To the general partner in proportion to its capital contributions.
5. In the event of the withdrawal the general partner, the remaining partners shall have the right to continue the business of the partnership under its present name by themselves, or in conjunction with any other person or persons they may select, but they shall pay to the withdrawing partner, the value of his interest in the partnership, as provided in Paragraph 6 of this Section. If the remaining partners exercise the right given them in this paragraph, the provisions of Paragraph 4 of Section 6 shall not be applicable.
6. The value of the interest of a withdrawing partner, as of the date of the exercise of the option given in Paragraph 4 of Section VI, shall be the sum of:
(a) Its capital account;
(b) Its withdrawal account; and

(c) Its proportionate share of accrued net profits If a net loss has been incurred to the date of dissolution, the share of such loss shall be deducted.
The assets of the partnership shall be valued at book value for purposes of this Paragraph 6 in computing the value of the interest of a withdrawing partner under this Paragraph 6, no value shall be attributed to goodwill.
7. A Limited Partner may substitute an Assignee as contributor in his place upon the unanimous consent of all other partners and upon the execution of this Assignment of Limited Partnership.
8. Additional Limited Partners may be admitted to the Partnership upon the unanimous consent of all Partners of the Partnership.
SECTION 7.
The General Partners
1. The general partner may not, without the consent of the other partners:
(a) Assign, transfer, or pledge any of the claims of or debts due to the Partnership except upon payment in full, or arbitrate or consent to the arbitration of any disputes or controversies of the Partnership.
(b) Make, execute, or deliver any assignment for the benefit of creditors or any bond, confession of judgment, chattel mortgage, deed, guarantee, indemnity bond, surety bond, or contract to sell or contract of sale of all or substantially all of the property of the Partnership.
(c) Lease or mortgage any Partnership real estate or any interest therein or enter into any contract for any such purpose.
(d) Pledge or hypothecate or in any manner transfer his transfer his interest in the Partnership, except to parties to this agreement.

SECTION 8
Interpretation
Any matter not specifically covered by a provision of this Agreement shall be governed by the applicable provisions of the Texas Revised Limited Partnership Act.
IN WITNESS WHEREOF, the parties have hereunto set their hands and seals the day and year first above written.

KLIF RADIO, INC., the General Partner

By:	/s/ Lewis W. Dickey, Jr.

Lewis W. Dickey, Jr. Chairman, President and Chief Executive Officer

KLIF Broadcasting, INC. the Limited Partner

By:	/s/ Lewis W. Dickey, Jr.

Lewis W. Dickey, Jr. Chairman, President and Chief Executive Officer

	Exhibit A

General Partner		Capital Contribution
KLIF Radio, Inc.		$9,904
140 East Market Street
York, PA 17401

Limited Partner
KLIF Broadcasting, Inc.		$980,534
140 East Market Street
York, PA 17401